NI Holdings, Inc. Files First Quarter 2018 Results

FARGO, North Dakota, May 4, 2018 – NI Holdings, Inc. (NASDAQ: NODK) today reported its financial results for the quarter ended March 31, 2018.

First quarter ended March 31, 2018 compared to first quarter 2017:

•	Net income attributable to NI Holdings of $6.1 million compared to $4.7 million for 2017.
•	Net premiums earned of $36.1 million, a 10.1% increase from 2017.
•	Loss and LAE ratio of 52.2%, compared to 54.0% for 2017.
•	Expense ratio of 32.9%, compared to 30.5% for 2017.
•	Earnings per share of $0.27, compared to $0.21 a year ago.
•	Combined ratio of 85.1%, compared to 84.5% for 2017.
•	Effective tax rate of 19.1%, compared to 32.5% for 2017.
•	Total equity of $258.6 million as of March 31, 2018.

“We are pleased with our results for first quarter 2018. Our earned premiums grew 10% while producing profitable underwriting results for the quarter,” said Michael J. Alexander, President and CEO. “A strong first quarter for both growth and profit is critical as we normally experience a higher frequency of weather related losses in the second and third quarters.”

“The lower loss and LAE ratio from a year ago reflects improved underwriting results for our Private Passenger and Non-Standard automobile lines of business combined with fewer collapse losses, which impacted our Farm line of business in 2017. In addition, rate adjustments implemented throughout 2017 across the Private Passenger Auto, Non-Standard Auto, Home, and Farm lines of business also helped improve the underwriting results.”

The decrease in the effective tax rate reflects the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”). The TCJA was signed into law on December 22, 2017. In addition to other provisions, the TCJA lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018.

Earnings Conference Call

The Company will not hold an earnings conference call for first quarter 2018. Our Quarterly Report on Form 10-Q as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also manages Battle Creek Mutual Insurance Company and reinsures 100% of the risk on all insurance policies issued by Battle Creek. NI Holdings’ financial statements are the consolidated financial results of NI Holdings and Nodak Insurance, including Nodak Insurance’s subsidiaries American West and Primero, and its affiliate Battle Creek.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Brian Doom

Executive Vice President and Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA

Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com